Exhibit 99.1

News Release | Dec. 12, 2025

Wells Fargo & Company Announces Redemption of its Floating Rate Junior Subordinated Deferrable Interest Debentures

SAN FRANCISCO – Dec. 12, 2025 – Wells Fargo & Company (NYSE: WFC) (“Wells Fargo”) today announced that it will redeem all of its Floating Rate Junior Subordinated Deferrable Interest Debentures due January 15, 2027 (CUSIP No. 949746TG6*) (the “Debentures”) on January 15, 2026 (the “Optional Prepayment Date”). The optional prepayment price will be equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest to, but excluding, the Optional Prepayment Date.

Upon the redemption of the Debentures on the Optional Prepayment Date, a covenant that Wells Fargo made for the benefit of the holders of the Debentures will no longer place conditions on Wells Fargo’s ability to repurchase or redeem its 3.90% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series BB.

*The CUSIP number listed above is for information purposes only. Wells Fargo is not responsible for the selection or use of this CUSIP number, and no representation is made as to its correctness on any of the Debentures.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $2.1 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 33 on Fortune’s 2025 rankings of America’s largest corporations.

Additional information may be found at www.wellsfargo.com

LinkedIn: https://www.linkedin.com/company/wellsfargo

Contact Information

Media

Beth Richek, 980-308-1568

beth.richek@wellsfargo.com

Investor Relations

Tanya Quinn, 415-396-7495

tanya.quinn@wellsfargo.com

News Release Category: WF-CFH

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